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                                                                       EXHIBIT 5

                                   LAW OFFICES
               LIPPENBERGER, THOMPSON, WELCH, SOROKO & GILBERT LLP
                              201 TAMAL VISTA BLVD.
                             CORTE MADERA, CA 94925
                                 (415) 927-5200
                                                                       FACSIMILE
                                                                  (415) 927-5210

                                                            SAN FRANCISCO OFFICE
                                                                  (415) 262-1200

                               November 12, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:   BioTime, Inc.
               Registration Statement on Form S-2
               File No. 333-109442

Ladies/Gentlemen:

         We are counsel to BioTime, Inc. (the "Company") in connection with the offer and sale of the following common shares, no par value (the "Shares"), warrants to purchase Shares (the "Warrants"): (a) 1,706,869 Shares and 853,434 Warrants issuable upon the exercise of subscription rights (the "Rights") that will be issued and distributed by BioTime to the holders of record of its Common Shares, (b) up to an additional 853,434 Shares and 426,717 Warrants that may be issued to fill over-subscriptions of those Rights, (c) 428,571 Shares and 214,285 Warrants that may be issued and sold to certain persons designated as Guarantors under a Standby Purchase Agreement, (d) 750,000 Warrants that will be issued as compensation to certain persons designated as Guarantors and Participating Debenture Holders under a Standby Purchase Agreement, (e) 1,071,428 Shares and Warrants that may be issued in exchange for the Company's outstanding Series 2001-A Debentures, and (f) 2,780,150 Shares that may be issued upon the exercise of the Warrants. The Company will issue one Right for each Share that was outstanding on the record date for determining shareholders entitled to receive the Rights. The holders of Rights may purchase one "Unit" consisting of one Share and one-half of a Warrant for each eight Rights held (the "Rights Offer"). The Company has also reserved an additional 853,434 Shares and 426,717 Warrants for issuance to cover over-subscriptions in the Rights Offer. No fractional Shares or fractional Warrants will be issued.

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Securities and Exchange Commission
November 12, 2003
Page 2

         The Company has entered into a Standby Purchase Agreement pursuant to which certain persons designated therein as Guarantors and Participating Debenture Holders have agreed to purchase Units not issued through the exercise of Rights in the Rights Offer, excluding Units reserved for issuance to cover over-subscriptions.

         The Company is offering to the Guarantors the opportunity to purchase up to 428,571 Shares and 214,285 Warrants at the same price as the subscription price of the Units in the Rights Offer (the "Guarantor Offer"). The Company is also offering to holders of its Series 2001-A Debentures the opportunity to exchange up to $1,500,000 in principal amount of the those Debentures for Units at an exchange price equal to subscription price of the Units in the Rights Offer (the "Debenture Exchange Offer").

         The issuance of the Rights and the offer and sale of the Shares and Warrants is being registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-2, File No. 333-109442.

         We are of the opinion that:

         1. When the Rights are granted as described in the Registration Statement, the Rights will be legally and validly issued and outstanding and will constitute binding obligations of BioTime, enforceable in accordance with their terms.

         2. When the Shares and Warrants are issued and sold upon the exercise of the Rights and to fill over-subscriptions, in accordance with the terms and provisions of the Rights and the Registration Statement, or are sold to the Guarantors and Participating Debenture Holders pursuant to the Standby Purchase Agreement, the Shares so issued will be legally and validly issued and outstanding, fully paid and nonassessable, and the Warrants so issued will be legally and validly issued and outstanding and will constitute binding obligations of BioTime, enforceable in accordance with their terms.

         3. When the Shares and Warrants are issued and sold to the Guarantors pursuant to the Guarantor Offer the Shares so issued will be legally and validly issued and outstanding, fully paid and nonassessable, and the Warrants so issued will be legally and validly issued and outstanding and will constitute binding obligations of BioTime, enforceable in accordance with their terms.

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Securities and Exchange Commission
November 12, 2003
Page 3

         4. When the Shares and Warrants are issued and sold to the Debenture holders pursuant to the Debenture Exchange Offer the Shares so issued will be legally and validly issued and outstanding, fully paid and nonassessable, and the Warrants so issued will be legally and validly issued and outstanding and will constitute binding obligations of BioTime, enforceable in accordance with their terms.

         5. When the Warrants to be issued to the Guarantors and the Participating Debenture Holders as compensation pursuant to the Standby Purchase Agreement are so issued, the Warrants will be legally and validly issued and outstanding and will constitute binding obligations of BioTime, enforceable in accordance with their terms.

         6. When Shares are issued and sold upon the exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement governing the Warrants, the Shares so issued will be legally and validly issued and outstanding, fully paid and nonassessable.

         The foregoing opinion is limited to the laws of the State of California and the Federal laws of the United States of America.

         We hereby consent to the use of our opinion in the Registration Statement.

                             Very truly yours,

                             Lippenberger, Thompson, Welch, Soroko & Gilbert LLP